Exhibit 10.13

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE DADA NEXUS LIMITED HAS DETERMINED SUCH INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO DADA NEXUS LIMITED IF PUBLICLY DISCLOSED.

Amended and Restated Business Cooperation Agreement

Between

WALMART (CHINA) INVESTMENT CO., LTD.

and

DADA NEXUS LIMITED

Dated as of August 8, 2018

TABLE OF CONTENTS

1.	DEFINITIONS	1

2.	TERRITORY OF BUSINESS COOPERATION; PERFORMANCE	4

3.	CONTENT OF BUSINESS COOPERATION	4

4.	NATIONAL ACCESS TO DADA LOGISTICS	6

5.	OTHER COOPERATION	6

6.	MOST FAVORED NATION	7

7.	TERM AND TERMINATION	7

8.	INTELLECTUAL PROPERTY	8

9.	FORCE MAJEURE	9

10.	CONFIDENTIALITY	9

11.	TAX	9

12.	REPRESENTATIONS, WARRANTIES AND COVENANTS	9

13.	NOTICE AND DELIVERY	10

14.	LIABILITY FOR BREACH	11

15.	REDEMPTION	11

16.	GOVERNING LAW AND DISPUTE RESOLUTION	12

17.	MISCELLANEOUS	13

This Amended and Restated Business Cooperation Agreement (this “Agreement”) is entered into on August 8, 2018 (the “Effective Date”) by and between:

(1)	Walmart (China) Investment Co., Ltd., a company incorporated under the laws of the People’s Republic of China (together with its Affiliates, collectively, “WCI”); and

(2)

Dada Nexus Limited, an exempted company registered under the laws of the Cayman Islands (together with its Affiliates, collectively, “Dada”), with the registered address at the office of Osiris International Cayman Limited, Suite #4-210, Governors Square, 23 Lime Tree Bay Avenue, P.O. Box 32311, Grand Cayman KY1-1209, Cayman Islands.

Each of the parties above is hereinafter referred to as a “Party” and collectively as the “Parties”.

WHEREAS:

A.	Walmart is a leading retailer globally with extensive experience in e-commerce, merchandising, procurement and vendor management, logistics and other related areas.

B.	Dada is one of the largest e-commerce O2O delivery platform companies in China.

C.

WCI and Dada are parties to a Business Cooperation Agreement, dated as of June 20, 2016 (the “Original Agreement”), pursuant to which they have agreed to cooperate with each other in the online-to-offline (“O2O”) business to integrate relevant resources and take advantage of their respective strengths in accordance with the terms and conditions set forth therein.

D.	WCI and Dada desire to amend and restate the Original Agreement as set forth herein.

ACCORDINGLY, the Parties hereby agree that the Original Agreement is amended and restated in its entirety as follows:

1.	Definitions

In this Agreement, the following terms shall have the following meaning:

“Adverse Persons” means (i) Alibaba Group Holding Ltd. and its Affiliates; (ii) Cainiao Smart Logistics Network Limited and its Affiliates; (iii) the Person that owns the tradename of “点我达” or domain name www.dianwoda.com and its Affiliates or, the ultimate holding entity that Controls such Person and the Affiliates of such ultimate holding entity; (iv) Rajax Holding and its Affiliates; (v) Meituan Dianping and its Affiliates; (vi) Wumei Holdings, Inc. and its Affiliates, (vii) RT-MART International Ltd. and its Affiliates; (viii) the Person that owns the tradename of “盒马” or domain name www.freshhema.com and its Affiliates or, the ultimate holding entity that Controls such Person and the Affiliates of such ultimate holding entity; (ix) SF Holding Co., Ltd. (顺丰控股股份有限公司) and its Affiliates, (x) the Person that owns the tradename of “闪送” or domain name www.ishansong.com and its Affiliates or, the ultimate holding entity that Controls such Person and the Affiliates of such ultimate holding entity; (xi) the Person that owns the tradename of “UU跑腿” or domain name www.uupt.com and its Affiliates or, the ultimate holding entity that Controls such Person and the Affiliates of such ultimate holding entity; (xii) the Person that owns the tradename of “叮当快药” or domain name www.ddky.com and its Affiliates or, the ultimate holding entity that Controls such Person and the Affiliates of such ultimate holding entity; and (xiii) the Person that owns the tradename of “快方送药” or domain name www.kfyao.com and its Affiliates or, the ultimate holding entity that Controls such Person and the Affiliates of such ultimate holding entity. Dada and WCI may modify this definition of “Adverse Person” through a written instrument duly executed by both Dada and WCI.

“Affiliate” means, with respect to any company (or any other entity), any other company that controls, is controlled by the subject company or together with the subject company jointed controlled by any third party. “control” means the company owns more than 50% of the equity interests or voting rights of such subject company (or any other entity), or has an actual discretion or controlling power over the operation of such subject company by entry into contractual arrangements or by other means. With respect to any Party, its “Affiliates” include the subsidiaries, whether directly or indirectly owned, that are controlled by it (including the PRC domestic affiliate companies controlled by such Party through a VIE structure).

“Agreement” is defined in the preamble to this Agreement.

“China” or “PRC” means the People’s Republic of China, excluding for the avoidance of doubt the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan.

“Confidential Information” means technical or business information relating to a Party’s operations, purchasing methods, suppliers, products, finances, marketing, customers, information technology systems or business plans, including any trade secrets, know-how, data, formula, or processes that is either identified as proprietary or confidential and/or that the receiving Party knows or has reason to know is regarded as Confidential Information by the disclosing Party. Confidential Information shall include (i) any of the foregoing information, in whatever form maintained, whether documentary, computerized or otherwise, regardless of the form in which such information is communicated, and (ii) the existence of this Agreement and the business cooperation contemplated by this Agreement.

“Contribution Margin Per Order” means, with respect to a merchant on the O2O Sales Platform, an absolute number calculated as follows: ([***]) / [***].

“Cooperation Term” is defined in Section 7.2.

“Dada” is defined in the preamble to this Agreement.

“Effective Date” is defined in the preamble to this Agreement.

“Force Majeure” means any event that is unforeseeable by either Party by the time of the execution of this Agreement and cannot be controlled, avoided, overcome or solved by either Party, which takes place after this Agreement comes into effect and interferes with the performance or partial performance by any Party to this Agreement, including but not limited to earthquake, typhoon, flood, war, generalized unavailability of public networks used for e-commerce traffic, strike, acts of Governmental Entities, etc. For the avoidance of doubt, only an event that is incontrollable, unavoidable, insurmountable and unsolvable for both Parties constitutes Force Majeure, otherwise it cannot be so regarded.

“Governmental Entity” means any federal, national, state, provincial or local, whether domestic or foreign, government or any court of competent jurisdiction, administrative agency or commission or other governmental, regulatory, self-regulatory or enforcement authority or instrumentality, whether domestic or foreign.

“Intellectual Property” means (i) patents and patent disclosures; (ii) trademarks, service marks, logos, slogans, trade dress, trade names, corporate names, internet domain names (and all translations, transliterations, adaptations, derivations and combinations of the foregoing), together with all goodwill associated therewith; (iii) copyright, copyrightable works and moral rights; (iv) trade secrets, confidential information, rights in designs, rights in inventions and rights in know-how; (v) computer software (including source code, executable code, data, databases and documentation); and (vi) all other intellectual property rights, in each case whether registered, applied-for or unregistered, and all rights or forms of protection having equivalent or similar effect anywhere in the world.

“JD” means JD.com, Inc., an exempted company registered under the laws of the Cayman Islands.

“Legal Requirement” means any applicable law, treaty, statute, code, ordinance, decree, administrative order, constitution, bylaw, permit, directive, policy, standard, rule, regulation, guideline and lawful requirements of any Governmental Entity and all applicable judicial, quasi-judicial, administrative, quasi-administrative and arbitral judgments, orders (including injunctions) decisions or awards of any Governmental Entity.

[***].

“O2O” is defined in the recitals to this Agreement.

“O2O Business” means the online to offline retail business conducted by Dada through the O2O Delivery Platform.

“O2O Delivery Platform” means the O2O delivery platform operated by Dada within the Territory.

“O2O Sales Platform” means the Jingdong Daojia App, in its current App form, and any version, modification, extension, derivative work, update or successor thereof, or any software product used by Dada for substantially similar services, irrespective of changes in media or format (including without limitation mini programs, iWatch or other device versions or voice-controlled or other versions).

“Party” or “Parties” is defined in the preamble to this Agreement.

“[***]” is defined in Section 3.2(b).

“Rating Points” means the unit of measurement used in calculating Total Store Rating.

“Red Line Program” means the program described in Exhibit A.

“Sam’s” means Sam’s Club.

“Sam’s Stores” means Sam’s physical stores located in the Territory.

“Store” means either a Walmart Store or a Sam’s Store.

“Subscription Agreement” means the Share Subscription Agreement dated as of June 20, 2016 between Newheight Holdings Ltd. and JD.

“Territory” is defined in Section 2.

“Total Store Rating” means the rating of a given store, scored on a scale from 1 to 5, by customers responding to customer satisfaction prompts on the O2O Sales Platform.

“VAT” means value-added tax.

“VIE” means a variable interest entity.

“WCI” is defined in the preamble to this Agreement.

“Walmart” means Walmart Inc., a Delaware corporation, and its Affiliates.

“Walmart Customer Transaction Data” is defined in Section 3.2(d).

“Walmart Store” means any Walmart physical store located in the Territory.

2.	Territory of Business Cooperation; Performance

Unless otherwise provided in this Agreement, the territory of cooperation and/or restriction under this Agreement shall be limited to the PRC (the “Territory”). Each Party shall cause each of its PRC Affiliates to timely perform all of the obligations of such Party hereunder and at all times be bound by, and otherwise act in accordance with, the terms hereof.

3.	Content of Business Cooperation

During the Cooperation Term, the Parties hereby agree to, and to procure their respective Affiliates to, comply with this Agreement in all respects and to cooperate with each other based on the following principles and in the following business areas in relation to the O2O Business:

3.1	Principle of Preferred Cooperation

The Parties understand that this Agreement is a business cooperation framework agreement and the details of such cooperation that are not provided for in this Agreement may be subject to further negotiation and implementation by the Parties following execution of this Agreement. Additional ancillary agreements may be entered into among the Parties or their Affiliates as mutually agreed following the date hereof.

3.2	Omni-Channel Initiative / O2O Business Cooperation

(a)

Walmart Stores on O2O Sales Platform. Dada shall take all commercially reasonable actions necessary to enable WCI and its Affiliates to maintain its enrollment in good standing in the O2O Sales Platform as third party merchants, pursuant to the merchant service agreement currently in effect, as amended from time to time by Dada and WCI (the “O2O Merchant Services Agreement”), provided that (i) WCI shall have duly executed and delivered the O2O Merchant Services Agreement and (ii) there shall be no default on the part of WCI hereunder and under the O2O Merchant Services Agreement. WCI and Dada shall reasonably cooperate to maintain WCI and its Affiliates’ enrollments on the O2O Sales Platform, for which Dada shall provide technical support without consideration, as soon as practicable and in any event within 45 days following the Effective Date. Dada and WCI will share and discuss expansion plans for the Stores on the O2O Sales Platform and O2O Delivery Platform.

(b)	[***].

(i)     Subject to Section 12.5, Dada shall:

(1)	[***];

in each case for the first six (6) years following the Effective Date, [***]; provided, that for each Store, such privilege may be temporarily suspended if (i) such Store does not achieve the key performance indicators referenced in the Red Line Program, (ii) Dada has notified WCI in writing of same, and (iii) WCI has not cured such matter within 10 calendar days of WCI’s receipt of such notice (an “Uncured Red Line Issue”), for the duration of such Uncured Red Line Issue;

(2)	[***]; and

(3)	[***].

The rights described in each of (1), (2) and (3) above shall collectively be referred to hereinafter as “[***]”.

Dada will not [***], any portion thereof or any other benefits to WCI or the Stores contemplated under this Agreement without first proposing and implementing a mechanism that ensures the uninterrupted effectiveness of the [***] and such other benefits for WCI and the Stores, which mechanism will be on terms reviewed in advance by and acceptable to WCI.

(ii)    Dada agrees to cooperate with WCI to promote the Stores on the O2O Sales Platform and provide direct or indirect subsidies to customers who complete purchase transactions with the Walmart Stores on the O2O Sales Platform, the cost of which subsidies will be borne by Dada, not to exceed RMB30,000 per newly launched Store (such subsidies, “New Store Subsidies”).

(iii)    Notwithstanding anything herein to the contrary, subject to Section 3.2(c) and Section 12.5, WCI and the Stores shall enjoy the [***] so long as this Agreement remains in effect.

(c)	Fees.

(i)    Commission. Until June 19, 2019, each Walmart Store, Sam’s Store, Walmart depot and Sam’s depot on the O2O Sales Platform shall be subject to a [***] commission rate [***] of such store or depot on the O2O Sales Platform, provided that each Walmart Store, Sam’s Store, Walmart depot and Sam’s depot shall be exempt from such commission fees for the first three (3) months following its launch on the O2O Sales Platform. The commission rate to be effective after June 19, 2019 shall be mutually agreed by WCI and Dada.

(ii)    Picking, Sorting and Packaging Costs. For the avoidance of doubt, at all times during the Cooperation Period, WCI shall bear all picking, sorting and packaging costs incurred in connection with sale or purchase transactions of Walmart or Walmart-sourced products and Sam’s or Sam’s -sourced products on the O2O Sales Platform.

(iii)    Minimum Purchase Threshold. Notwithstanding any provision in this Agreement, Dada shall have the right to (i) set and determine minimum purchase amount thresholds eligible for free delivery on the O2O Sales Platform, provided that any such minimum purchase amount thresholds applicable to the Stores shall be subject to WCI’s prior written consent if and only if such thresholds applicable to the Stores exceed the minimum purchase amount thresholds for free delivery on the O2O Sales Platform charged to any other party on the O2O Sales Platform, and (ii) determine and charge delivery fees or costs payable by any customers whose transactions are not eligible for free delivery on the O2O Sales Platform.

(iv)    Commission on New Members. WCI shall continue to pay commission to Dada on the [***] generated from customers who enroll as new members of Sam’s through the O2O Sales Platform after the Effective Date, at a rate to be mutually agreed between WCI and Dada from time to time. For the avoidance of doubt, WCI shall not be required to pay commission on (1) renewal members or (2) members of Sam’s that did not enroll through the O2O Sales Platform. The Parties acknowledge and agree that such members will not need to purchase additional memberships to conduct transactions with Sam’s on the O2O Sales Platform.

(d)

Data Protection. Dada shall not share Walmart Customer Transaction Data with, or otherwise make Walmart Customer Transaction Data available to, any third party, or use Walmart Customer Transaction Data for purposes of targeted marketing activities of any kind, in each case without WCI’s prior written consent. For purposes hereof, “Walmart Customer Transaction Data” means any and all data regarding sale and purchase transactions on the O2O Sales Platform between Walmart or Sam’s and registered users of Dada that specifically identifies such users as (i) customers of Walmart, and/or having purchased Walmart or Walmart-sourced products, or (ii) members of Sam’s, and/or having purchased Sam’s or Sam’s-sourced products. Notwithstanding any provision to the contrary in this Agreement or the O2O Merchant Services Agreement, Dada shall provide WCI and its designees with access to all of the Walmart Customer Transaction Data via technical data integration (“API”), and on the basis that all such data will be transferred to WCI no less than once a day, via API to WCI’s data warehouse. For the avoidance of doubt, this Section 3.2(d) is not intended to prohibit or restrict Dada from owning or using any Walmart Customer Transaction Data for any purposes (other than for purposes of targeted marketing activities).

(e)

SKU Commitment. Walmart will organize a senior team that will be responsible for product assortment optimization on the O2O Sales Platform. WCI shall use commercially reasonable efforts to cause at least 80% of Walmart Stores to offer 1,600 or more stock-keeping units (“SKUs”) on the O2O Sales Platform, with more than 250 fresh SKUs consisting of vegetables, fruits, meats and seafood, within six (6) months of the Effective Date.

3.3	Joint in-store and Online Marketing

WCI shall take commercially reasonable actions to advertise the O2O Sales Platform as a service available to Walmart customers, including the (i) use of posters, stickers, booklets, coupons, banners, boards, or other in-store promotion formats, (ii) distribution of coupons for the O2O Sales Platform at check-out counters, (iii) inclusion of promotional information for the O2O Sales Platform in Walmart’s in-store and offline marketing materials and [***].

4.	National Access to Dada Logistics

Dada hereby grants to WCI and its Affiliates, and shall ensure that WCI and its Affiliates receive, most favored nation treatment that is the same as the most favored nation treatment that Dada grants to JD with respect to pricing at each service level and in each product-based and other service category that Dada offers.

5.	Other Cooperation

(a)

Cooperation Committee. The cooperation committee (the “Cooperation Committee”) established by the Parties following the execution of the Original Agreement shall be responsible for the coordination work regarding the relevant cooperation matters set forth herein during the Cooperation Term. The respective representative of the Parties in the Cooperation Committee shall be JORDAN BERKE and YANG Jun as of the date hereof. The Cooperation Committee shall hold meetings regularly (monthly or bimonthly) to discuss how to improve the working results of cooperation by the Parties.

(b)

Annual Expansion Plan. Dada and WCI agree that, for each of the three (3) years following the Effective Date, Dada will timely share and discuss with WCI its expansion plans for the O2O Sales Platform and O2O Delivery Platform with WCI.

(c)

Fresh Leadership Program. WCI and Dada agree to invest resources to develop the best online fresh goods experience in China. The Parties anticipate that this will involve the development of new policies, standards, and best practices. Both WCI and Dada agree to dedicate to this initiative at least 50% of the time of one Director-level employee and 100% of the time of two Senior Manager-level employees.

(d)

Analytical Collaboration. WCI and Dada will collaborate on data and analytical insights to support targeted offers to customers. This will include tailored offers to existing Walmart customers, as well as category-specific customer offers (comprising both existing and potential Walmart customers). Both WCI and Dada agree to dedicate at least 50% of the time of one (1) Senior Manager-level employee. Both WCI and Dada agree to strictly follow Legal Requirements and general terms applicable to all retailers on the O2O Sales Platform, including, without limitation, terms on data sharing and user data protection.

6.	Most Favored Nation

During the Cooperation Term, the Contribution Margin Per Order generated from Walmart Stores on the O2O Sales Platform shall be no higher than the Contribution Margin Per Order generated from any other supermarket retailers on the O2O Sales Platform whose annual gross merchandise volume generated from the O2O Sales Platform accounts for at least 3% of the total annual gross merchandise volume generated from the O2O Sales Platform, as evidenced by a certificate duly issued within the first quarter after the end of each calendar year (starting from the fourth quarter of 2018, followed by calendar year 2019) by one of the Big 4 accounting firms (i.e., PricewaterhouseCoopers, Ernst & Young, KPMG or Deloitte) as designated by Dada, which shall specify the calculation of the Contribution Margin Per Order in reasonable detail; provided that the orders generated from a given supermarket store on the O2O Sales Platform within six (6) months after launch of such store shall not be included in the calculation of the Contribution Margin (“First Audit Process”). In the event that WCI in its discretion is not satisfied with the certification, WCI may, by delivery of written notice to Dada, require Dada to appoint another Big 4 accounting firm as the auditor, subject to approval by WCI, to (i) conduct a separate audit and (ii) issue the certificate described in this Section 6 (“Second Audit Process”). Such audit shall abide by the confidentiality obligations set forth herein and between Dada and the other supermarket retailers, no Party shall be obligated to disclose any information that will result in such Party’s breach of confidentiality obligations to third parties, and each Party may reasonably redact such sensitive information to comply with anti-trust, securities and other Legal Requirements. Fees and expenses for the certification process set forth in this Section 6 shall be first borne by Dada, provided that, if the Second Audit Process reports no material variation from the determinations of Contribution Margin Per Order undertaken in the First Audit Process and no violation of this Section 6, then any and all expenses incurred by Dada (with reasonable substantiation) in connection with the Second Audit Process shall be reimbursed by WCI.

7.	Term and Termination

7.1

This Agreement shall be effective upon the execution by the authorized representatives of the Parties and shall be automatically terminated upon the expiration of the Cooperation Term as provided in Section 7.2 hereof.

7.2

The business cooperation term set forth in this Agreement shall commence on the Effective Date and continue in full force and effect for an initial term of 6 years therefrom, which may be extended upon the mutual agreement of WCI and Dada (as may be extended from time to time, the “Cooperation Term”). Not less than six (6) months prior to the expiration of the Cooperation Term, the Parties shall negotiate in good faith the extension of the Cooperation Term. Notwithstanding the foregoing, if there is any other specific provision(s) on the applicable business cooperation term with respect to any specific item in this Agreement, such specific provision shall prevail with respect to such specific item.

7.3	This Agreement may be terminated:

(1)	upon mutual agreement by WCI and Dada;

(2)

by WCI (if the breaching Party is Dada) or Dada (if the breaching Party is WCI), upon any breach of a material provision of this Agreement by a Party, if such breach is incapable of being cured or remains uncured for 30 days after receipt of written notice from WCI (if the breaching Party is Dada) or Dada (if the breaching Party is WCI) specifying the occurrence or existence of the breach, provided that neither WCI nor Dada may exercise the termination right pursuant to this clause if it is then in breach of any material provision of this Agreement;

(3)

by WCI, upon (i) the filing by Dada of a petition in bankruptcy, insolvency or similar proceeding; (ii) the filing by Dada of any petition or answer seeking reorganization, readjustment or arrangement of its business under any law relating to bankruptcy or insolvency; (iii) an adjudication that Dada is bankrupt or insolvent; (iv) the appointment of a receiver for all or substantially all of the properties of Dada; (v) the making by Dada of any assignment for the benefit of creditors; (vi) the institution of any proceedings for the liquidation or winding up of Dada’s business that remains outstanding, undismissed, for more than 45 days or (vii) Dada takes, becomes the subject of or undergoes, the Chinese equivalent of any of the actions, proceedings or events referred to in clauses (i) through (vi) above; or

(4)

by Dada, upon (i) the filing by WCI of a petition in bankruptcy, insolvency or similar proceeding; (ii) the filing by WCI of any petition or answer seeking reorganization, readjustment or arrangement of its business under any law relating to bankruptcy or insolvency; (iii) an adjudication that WCI is bankrupt or insolvent; (iv) the appointment of a receiver for all or substantially all of the properties of WCI; (v) the making by WCI of any assignment for the benefit of creditors; (vi) the institution of any proceedings for the liquidation or winding up of WCI’s business that remains outstanding, undismissed, for more than 45 days or (vii) WCI takes, becomes the subject of or undergoes, the Chinese equivalent of any of the actions, proceedings or events referred to in clauses (i) through (vi) above.

7.4

If this Agreement expires or is terminated pursuant to Section 7.3, the Parties shall cease to perform this Agreement, provided that Sections 8, 10, 13, 14, 15 and 16 hereof shall survive the termination of this Agreement. If any Party is in breach of any provision(s) as set forth herein prior to the expiration or termination of this Agreement, such Party shall bear the liability for breach pursuant to Section 14 hereof.

Other post-termination arrangements and matters shall be arranged and resolved through friendly negotiation between the Parties.

8.	Intellectual Property

8.1

The title to and ownership of any material, information and the Intellectual Property contained therein or attached thereto, as respectively provided for the purpose of this Agreement by each Party and its Affiliates to the other Party or its Affiliates, shall not be changed due to the cooperation as contemplated hereunder, unless the Parties enter into any other specific agreement on transfer or licensing of Intellectual Property.

8.2

Unless otherwise specifically stipulated in this Agreement or the Parties have entered into any specific agreement on authorization or licensing of Intellectual Property, without the prior written consent by the Party who holds the right to such Intellectual Property, no Party (or its Affiliates) shall, without authorization, use or duplicate the other Party’s (or its Affiliates’) Intellectual Property.

9.	Force Majeure

In case of any Force Majeure that results in any delay of the performance by any Party of any contractual obligations hereunder, such delayed Party shall not be deemed as breaching this Agreement and consequently shall not be held liable to indemnify any losses and damage thus incurred, provided that such Party shall make its efforts to eliminate the cause of such delay and make its best endeavors (including but not limited to seeking for or utilizing alternative tools or methods) to remove the damages caused by such Force Majeure, and then inform the other Party of the fact of such Force Majeure and any possible damages the other Party may incur, within 20 days after the day when such cause of Force Majeure has been eliminated. During the period of such delay of performance, the Party confronting the Force Majeure shall take reasonable substitutes or adopt other alternatives that are commercially reasonable so as to perform its obligations hereunder until the removal of such delay.

10.	Confidentiality

Each Party shall maintain the confidentiality of any Confidential Information of the other Party, and without the prior written consent of the disclosing Party, shall not disclose such Confidential Information to any third party, except for the following circumstances: (i) such Confidential Information is or has become generally available to the public (other than as a result of any unauthorized disclosure by the Party receiving such materials or any of its Affiliates or employees); (ii) disclosure of such Confidential Information is required by any Legal Requirements, any competent governmental authority, any regulatory agency of security or stock exchange, or any rules and regulations of the relevant stock exchange (provided however that, under such scenario, to the extent as permitted by the Legal Requirements, the Party disclosing such materials shall give a prior notice to the other Party and then the Parties shall reach consensus through consultations as to the scope and content to be disclosed); or (iii) disclosure of any Confidential Information made by a Party to its attorneys or financial advisors for the business cooperation as contemplated hereunder, provided that the foregoing persons shall abide by the similar confidentiality obligation as provided in this Section 10. Furthermore, each Party hereby undertakes that it shall use all Confidential Information as provided by the other Party only for the purpose as set forth in this Agreement, and shall destroy or surrender such Confidential Information at the request of the disclosing Party upon the termination of this Agreement. Any violation of this Section 10 by any Party, any of its Affiliates, any of its employees or its engaged intermediary agents of any Party or its Affiliates, shall be deemed as a violation by such Party, and such breaching Party shall assume any liability arising from such violation. This Section 10 shall survive the voidness, rescindment or termination of this Agreement for any reason whatsoever.

11.	Tax

The Tax incurred arising from the execution and performance of this Agreement shall be assumed by each Party respectively.

12.	Representations, Warranties and Covenants

12.1	Each Party represents and warrants to the other Party as follows:

(1)

it is a company incorporated in accordance with the laws of the jurisdiction of its incorporation, validly existing and in good standing, and has all requisite right, power and capacity to enter into this Agreement and perform its obligations and responsibilities hereunder;

(2)

all corporate actions on its part and, as applicable, its respective officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement, and the performance of its obligations hereunder, have been taken or will be taken on or prior to the Effective Date;

(3)

this Agreement is legally binding on and enforceable against it in accordance with the terms hereof, except (A) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (B) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies or general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law);

(4)

neither the execution, delivery nor performance of this Agreement by it, nor the consummation of the transactions contemplated hereby, will (A) conflict with, or result in any breach or violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or obligation or loss of any benefit, or the creation or imposition of any encumbrance under (1) any provision of its articles, organizational or constitutional documents, (2) any contract to which it is a party or to which any of its properties or assets are bound, except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on its ability to consummate the transactions contemplated by this Agreement and to timely perform material obligations of it hereunder or (3) any material Legal Requirement applicable to it or any of its respective properties or assets, or (B) require any approval, authorization, consent, licenses, permit, certificates of exemption, franchises, accreditations, qualification, certificates or registration, or any waiver of any of the foregoing, from or with, or any notice, statement or other communication with or to, any Governmental Entity or any third party; and

(5)

there is no action, suit or proceeding, pending or threatened against it or its Affiliates that questions the validity of this Agreement or its right to enter into this Agreement or to consummate the transactions contemplated hereby.

12.2

Where any legal document executed by any Party prior to the execution of this Agreement conflicts with any provision herein, such Party shall give immediate written notice to the other Party based on the principle of bona fide, good faith and friendship and the Parties shall resolve the problem through consultation. If the conflicts between the former legal document of any Party and this Agreement results in any loss of the other Party, such Party shall be held liable for any responsibility arising from the breach of this Agreement.

12.3

If any Party, during the performance of its obligations hereunder, finds that such performance is subject to the license, consent or approval of any third party, such Party shall notify the other Party within 30 days from its knowledge of such matter, and shall make its best endeavors to obtain such license, consent or approval from such third party. If such Party fails to obtain such license, consent or approval within a reasonable time period, the relevant Party shall provide a solution on such matter which is acceptable to the other Party.

12.4	Dada hereby makes the representations and warranties, and agrees to be bound by the anticorruption covenants and agreements, set forth in Exhibit B.

12.5	WCI hereby represents and warrants that [***].

13.	Notice and Delivery

13.1

All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) if in writing and served by personal delivery upon the Party for whom it is intended, on the date of such delivery; (b) if delivered by certified mail, registered mail or courier service, return receipt received to the Party at the address set forth below, on the date of such delivery; or (c) if delivered by email, upon confirmation of receipt by a non-automated response:

If to WCI, at:

1/F to 12/F, Tower 3 and 2/F to 5/F, Tower 2, SZITIC Square

69 Nonglin Road, Futian District

Shenzhen, China

Attention: General Counsel

Telephone: + 86 755 23974308

with a copy to:

Morrison & Foerster LLP

755 Page Mill Road

Palo Alto, CA 94304-1018

Attention: Charles C. Comey, Esq.

If to Dada, at:

6/F, Longyu Building,

1036 Pudong Nan Road, Pudong District,

Shanghai, China

Attention: KUAI Jiaqi

Telephone: +86 21 68596008

13.2	Any Party may change its address for purposes of this Section 13 by giving the other Party written notice of the new address in the manner set forth above.

14.	Liability for Breach

14.1	If any Party is in breach of any provision of this Agreement and causes losses to any other Party, such Party shall bear the liability for breach.

14.2

The Parties understand and agree that they enter into this Agreement for and on behalf of themselves and their respective Affiliates, and have the obligation to procure and ensure their respective Affiliates to comply with and perform this Agreement.

15.	Redemption

15.1

Without prejudice to WCI’s rights under Section 14 of this Agreement, if Dada breaches Sections 3.2(a), 3.2(b) or 6 (such breach, a “Key Breach” for purposes of Dada’s Memorandum and Articles of Association) of this Agreement, WCI may notify Dada of such breach in writing (the “First Notice”). Upon receipt of the First Notice, Dada shall perform a self-inspection, cure such breach and notify WCI of such cure (with reasonable supporting evidence and documentation) within sixty (60) days (the “Cure Period”). Upon the expiry of the Cure Period, to the extent that WCI believes in good faith that Dada has not cured the Key Breach, WCI shall notify Dada in writing (the “Second Notice”) and Dada will promptly engage in good faith discussion with WCI to agree on a mutually acceptable resolution. If Dada has failed to cure the Key Breach within forty-five (45) days of the date of the Second Notice, WCI in its discretion may, by notifying Dada in writing, require Dada to redeem all or any portion of the Series E-1 Preferred Shares and Series F Preferred Shares of Dada held by Azure Holdings S.a.r.l. or its Affiliates at a price per share equal to $4.2787030, subject to adjustments for stock dividends, splits, combinations and similar events in accordance with Dada’s Memorandum and Articles of Association (a “Redemption”); provided that WCI shall not have the right to Redemption pursuant to this Section 15.1 if WCI is then in material breach of this Agreement. A Redemption shall be subject to satisfaction of the Redemption Conditions set forth in Section 15.2.

15.2

“Redemption Conditions” mean: (a) WCI or its Affiliates continue to beneficially own all (100%) of the Series E-1 Preferred Shares and Series F Preferred Shares of Dada held by Azure Holdings S.a.r.l. or its Affiliates immediately after the consummation of its subscription of the Series F Preferred Shares, less any shares previously redeemed pursuant to this Section 15; and (b)(1) WCI and its subsidiaries have not invested in any entities that operate primarily in the Territory that are Adverse Persons, and (2) WCI’s other Affiliates have not directly invested in any entities that operate primarily in the Territory that are Adverse Persons.

15.3

If WCI breaches Sections 3.2(e) or 3.3 of this Agreement, Dada may notify WCI of such breach in writing. Upon receipt of such notice, WCI shall perform a self-inspection and cure such breach within sixty (60) days (the “WCI First Cure Period”). Upon the expiry of the WCI First Cure Period, to the extent that Dada believes in good faith that WCI has not cured such breach, Dada shall notify WCI in writing (the “Second Dada Notice”) of such ongoing breach and promptly engage in good faith discussions with WCI to agree on a mutually acceptable resolution. If WCI has failed to cure such ongoing breach within forty-five (45) days of the date of the Second Dada Notice, Dada in its discretion may, by serving a written notice to WCI, terminate this Section 15, provided that Dada shall not have the right to terminate this Section 15 if Dada is then in material breach of this Agreement.

15.4	For the avoidance of doubt, any disputes arising in connection with execution of the remedies provided in this Section 15 are subject to the terms of Section 16.2.

16.	Governing Law and Dispute Resolution

16.1	This Agreement shall be governed by and interpreted in accordance with the laws of Hong Kong.

16.2

Any dispute arising out of or relating to this Agreement, including any question regarding its existence, construction, interpretation, validity, termination or implementation, shall be referred to and finally resolved by arbitration at the Hong Kong International Arbitration Centre in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules then in force. There shall be three arbitrators. WCI shall have the right to appoint one arbitrator, Dada shall have the right to appoint one arbitrator, and the third arbitrator shall be appointed by the Hong Kong International Arbitration Centre. The arbitration proceedings shall be conducted in English. Each of the Parties irrevocably waives any immunity to jurisdiction to which it may be entitled or become entitled (including without limitation sovereign immunity, immunity to pre-award attachment, post-award attachment or otherwise) in any arbitration proceedings and/or enforcement proceedings against it arising out of or based on this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, either Party may seek immediate injunctive relief or other interim relief from any court of competent jurisdiction as necessary to enforce the provisions of this Agreement.

16.3

In the event that any dispute arising out of the interpretation and performance of this Agreement or any dispute is under arbitration, the Parties shall continue to exercise their respective rights and perform their respective obligations under this Agreement except for the matters in dispute.

17.	Miscellaneous

17.1

Each Party shall procure and shall take all actions necessary to ensure that any and all rights of the other Party contemplated by this Agreement will not be affected by any merger, acquisition, division, restructuring or material business restructuring of such Party, including without limitation any material business restructuring relating to the O2O Business. Without limitation of the foregoing, each Party shall notify the other Party at least 10 days prior to, and at the request of the other Party, such Party shall make appropriate arrangements prior to, the closing of any such merger, acquisition, division, restructuring or material business restructuring so that the other Party will be able to continue the business cooperation as contemplated by this Agreement upon completion of such merger, acquisition, division, restructuring or material business restructuring.

17.2

The relationship between the Parties established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to (i) give any Party the power to direct or control the day to day activities of the other Party, or (ii) allow any Party to create or assume any obligation on behalf of the other Party for any purpose whatsoever. The Parties acknowledge and agree the relationship between the Parties does not and will not constitute a partnership (including a limited partnership) or a joint venture by reason of this Agreement or otherwise, that no Party is or will be, by reason of this Agreement or otherwise, a partner or joint venturer of the other Party for any purpose, and that this Agreement shall not be construed to suggest otherwise. No party shall make any misrepresentations about the other Party’s products or services.

17.3	This Agreement shall not be amended, changed or modified, except by another agreement in writing executed by WCI and Dada.

17.4

Neither this Agreement nor any of the rights, duties or obligations hereunder may be assigned by any Party without the express written consent of the other Party. However, it may designate its eligible Affiliates to perform certain cooperation matters as the case may be. Any purported assignment in violation of this Section 17.4 shall be null and void.

17.5

Without limiting any other provision of this Agreement, none of the Parties, nor any of their respective Affiliates, shall issue any press release or other public announcement or communication (to the extent not publicly disclosed or made in accordance with the Subscription Agreement) with respect to the transactions contemplated hereby without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed), except to the extent a Party’s counsel deems such disclosure necessary or desirable in order to comply with any law or the regulations or policies of any securities exchange or other similar regulatory body (in which case the disclosing Party shall give the other Party notice as promptly as is reasonably practicable of any required disclosure to the extent permitted by applicable law), shall limit such disclosure to the information such counsel advises is required to comply with such law or regulations, and if reasonably practicable, shall consult with the other Party regarding such disclosure and give good faith consideration to any suggested changes to such disclosure from the other Party. Notwithstanding anything to the contrary in this Section 17.5, the Parties may make public statements without the other Party’s consent so long as any such statements are not materially inconsistent with previous press releases, public disclosures or public statements made by JD or Walmart and do not reveal material, non-public information regarding the other Party or the transactions contemplated by this Agreement.

17.6

This Agreement (together with the schedules and exhibits hereto) constitutes the entire understanding and agreement between the Parties with respect to the matters covered hereby, and all prior agreements and understandings, oral or in writing, if any, between the Parties with respect to the matters covered hereby are superseded by this Agreement.

17.7

If any provisions of this Agreement shall be adjudicated to be illegal, invalid or unenforceable in any action or proceeding whether in its entirety or in any portion, then such provision shall be deemed amended, if possible, or deleted, as the case may be, from this Agreement in order to render the remainder of this Agreement and any provision thereof both valid and enforceable, and all other provisions hereof shall be given effect separately therefrom and shall not be affected thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

17.8	This Agreement shall inure to the benefit of, and be binding upon, each of the Parties and their respective heirs, successors and permitted assigns and legal representatives.

17.9

This Agreement shall be binding upon and inure solely to the benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, except as expressly provided in this Agreement.

17.10

Except as otherwise provided in this Agreement, the Parties will bear their respective expenses incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby, including fees and expenses of attorneys, accountants, consultants and financial advisors.

17.11

The Parties agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof or thereof and that the Parties shall be entitled to specific performance of the terms hereof or thereof, in addition to any other remedy at law or equity.

17.12

The headings of the various articles and sections of this Agreement are inserted merely for the purpose of convenience and do not expressly or by implication limit, define or extend the specific terms of the section so designated.

17.13

No waiver of any provision of this Agreement shall be effective unless set forth in a written instrument signed by the Party waiving such provision. No failure or delay by a Party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy.

17.14

For the convenience of the Parties and to facilitate execution, this Agreement is executed in 6 originals and each Party shall hold 2 originals, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument. Signatures in the form of facsimile or electronically imaged “PDF” shall be deemed to be original signatures for all purposes hereunder.

-The remainder of this page is intentionally left blank-

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

WALMART (CHINA) INVESTMENT CO., LTD.

By:	/s/ Wern Yuen Tan

[Signature Page to Business Cooperation Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

DADA NEXUS LIMITED

By:	/s/ Philip Jiaqi Kuai

Name:	Philip Jiaqi Kuai
Title:	Director

[Signature Page to Business Cooperation Agreement]

[***]

Exhibit A

Red Line Program

The Red Line Program includes the following terms:

•	Stores must meet minimum operating performance standards as measured by the key performance indicators set forth in the table below.

•

Dada may send written notices to non-complying stores indicating that they are not in compliance with the Red Line Program. Upon receipt of a notice of non-compliance, stores will have 14 days to rectify such noncompliance.

•	After the initial 14 day rectification period, Dada may send stores that remain non-compliant a second notice requiring the store to rectify such non-compliance within 14 days.

•

Stores that remain non-compliant after the second, 14-day escalation notice period will be reported to Jordan Berke and Bernardo Perlorio (or their successors, as designated by WCI) (the “Red Line Approvers”) for approval to suspend the store from the O2O Sales Platform.

•	The suspended store must submit a corrective action plan. After completion of corrections and approval from the Red Line Approvers, the suspension of such store will be lifted.

[***]	[***]	[***]	[***]
[***]		[***]	[***]
[***]		[***]	[***]
[***]		[***]	[***]

Exhibit B

Anticorruption Covenants

For purposes of this Exhibit B, “Entity” shall mean Dada, and “the Company” shall mean Walmart.

Part I/第一部分

1.	Compliance with Law and Policy 遵纪守法

Entity is aware that the Company belongs to a multinational retail group based in the United States of America, and is familiar with the Walmart Inc. Global Anti-Corruption Policy (the “Policy”), available at https://walmartethics.com. Entity agrees that its performance under this Agreement will be in full compliance with the Policy and all applicable anti-corruption laws and regulations, including but not limited to the U.S. Foreign Corrupt Practices Act and the UK Bribery Act. Accordingly, Entity agrees that in connection with its activities under this Agreement, neither Entity nor any agent, affiliate, employee, or other person acting on its behalf will offer, promise, give, or authorize the giving of anything of value, or offer, promise, make, or authorize the making of any bribe, rebate, payoff, influence payment, facilitation payment, kickback, or other unlawful payment, to any government official, political party, or candidate for public office in order to obtain or retain business, gain any unfair advantage, or influence any act or decision of a government official.

[实体]知晓公司隶属于总部位于美国的跨国零售集团，且熟悉Walmart Inc.《全球反腐败政策》（“《政策》”），该《政策》可在此查阅：https://walmartethics.com。[实体]同意，其在履行本协议时，将完全遵守该《政策》及所有适用的反腐败法律和法规，包括但不限于美国《反海外腐败法》和英国《反贿赂法案》。因此，[实体]同意，就其在本协议下所开展的业务而言，[实体]或任何代理、关联公司、雇员或代表其行事的其他人，都不会为了获得或保留业务、获取不公平竞争优势或影响政府官员的行为或决定，而向任何政府官员、政党或公职候选人提议、承诺、给予或授权给予任何有价物品，或提议、承诺、提供或授权提供任何贿赂、返利、报酬、收买费、疏通费、回扣或其他非法款项。

2.	Annual Certification 年度声明

Entity agrees to certify annually its compliance with the Policy and the applicable anti-corruption laws and regulations by executing a form supplied by the Company for this purpose, which is attached as an Appendix to this Exhibit B.

[实体]同意，签署公司为此提供的表格，每年声明其遵守该《政策》及适用的反腐败法律和法规。该表格见本协议附录。

3.	Audit Rights 审计权

Entity shall keep books, records, and accounts with sufficient detail and precision as to clearly reflect its transactions and the use or disposition of its resources or assets. Entity agrees that the Company has the right to audit the transactions related to Entity’s execution of its obligations under this Agreement at any time and upon reasonable notice.

[实体]的账簿、记录和账目应详实准确，能清晰地反映其交易以及资源或资产的使用或处置。[实体]同意，公司有权在合理期限内提前发出通知，随时审计与[实体]执行本协议规定义务相关的交易。

4.	Training 培训

Entity agrees that its employees, workers, contractors, agents, shareholders, affiliates, advisors, or other persons acting on its behalf who will interact with government officials on the Company’s behalf will participate in anti-corruption training, if requested by the Company.

[实体]同意，若公司提出要求，那么，代表公司与政府官员接触的雇员、工人、承包商、代理、股东、关联公司、顾问或其他代其行事的人，需参加反腐败合规培训。

5.	Subcontractors 分包商

The Company must provide Entity with prior written authorization before Entity hires any subcontractor to provide services in connection with this Agreement that would require interaction with any government entity or government official on the Company’s behalf. In the event that the Company approves Entity’s use of the proposed subcontractor, the subcontractor must agree, in writing, that in connection with its activities related to this Agreement, neither the subcontractor nor any agent, affiliate, employee, or other person acting on its behalf will offer, promise, give, or authorize the giving of anything of value, or offer, promise, make, or authorize the making of any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment, to any government official, political party, or candidate for public office in order to obtain or retain business, gain any unfair advantage, or influence any act or decision of a government official.

公司必须向[实体]提供事前书面授权后，[实体]才能雇用分包商，提供与本协议相关的服务，代表公司与政府实体或政府官员接触。如果公司批准[实体]使用拟议的分包商，则该分包商必须以书面方式同意，就其在本协议下开展的活动而言，[实体]或任何代理、关联公司、员工或代表其行事的其他人，都不会为了获得或保留业务、获取不公平优势或影响政府官员的行为或决定，而向任何政府官员、政党或公职候选人提议、承诺、给予或授权给予任何有价物品，或提议、承诺、提供或授权提供任何贿赂、返利、报酬、收买费、疏通费、回扣或其他非法款项。

6.	Right to Terminate 终止权

In the event that the Company determines, in its sole discretion, that Entity has engaged in conduct that violates the Policy or the applicable anti-corruption laws and regulations, the Company immediately shall have the right to suspend payment and to suspend or terminate the Agreement. The Company shall also have the right to suspend payment and to suspend or terminate the Agreement if Entity does not comply with the ongoing anti-corruption compliance obligations set forth in this Agreement or if Entity does not successfully complete periodic due diligence re-screening.

如果公司依其自行判断，认定[实体]的行为违反《政策》或适用的反腐败法律和法规，则公司应有权立即暂停付款，并暂停或终止本协议。若[实体]未符合本协议持续要求的反腐败合规义务或若[实体]未能成功完成定期尽职调查的重新审核，公司有权立即暂停付款并暂停或终止本协议。

7.	Government Affiliations 政府隶属关系

Entity represents and warrants that neither Entity nor any of its directors, officers, partners, shareholders, employees, agents, or representatives is a government official. Entity represents that it has informed the Company of any close family relationships between any of its directors, officers, partners, shareholders, employees, agents, or representatives and any government officials. Entity agrees to notify the Company if (a) any such close family relationships arise during the term of this Agreement or (b) any director, officer, partner, shareholder, employee, agent, or representative becomes a government official during the term of this Agreement. Close family relationship means parents, siblings, spouses, spousal equivalents, and children.

[实体]声明并保证，[下文所列人员除外（列出任何此类政府官员）]，[实体]或其任何董事、高管、合伙人、股东、员工、代理或代表皆非政府官员。[实体]声明，凡是其任何董事、高管、合伙人、股东、员工、代理或代表与任何政府官员之间有近亲关系的，它均已告知公司。[实体]同意会将如下情况通知公司：(a) 在本协议有效期内出现任何此类近亲关系，或 (b)在本协议有效期内，任何董事、高管、合伙人、股东、员工、代理或代表成为政府官员。近亲关系指父母、兄弟姐妹、配偶、等同配偶和子女。

Entity represents that no director, officer, partner, owner, or shareholder of [list entities that have an ownership interest in Entity] is a government official. Entity agrees to notify the Company if any such director, officer, partner, owner, or shareholder becomes a government official during the term of this Agreement.

[实体]声明，[除下文所列个人外（列出任何此类政府官员）]，[列出在第三方中介/业务伙伴拥有所有者权益的实体]的董事、高管、合伙人、所有人或股东皆非政府官员。[实体]同意，在本协议有效期内，如果该董事、高管、合伙人、所有人或股东成为政府官员，会告知公司。

8.	Form of Payment 付款方式

The Parties agree that all payments made by the Company to Entity pursuant to this Agreement shall be made only after receipt by the Company of an invoice detailing the products or services for which Entity is seeking payment. All payments under this Agreement shall: (i) be made solely by check or wire transfer for the benefit of, and to the account of, Entity and not to any individual employee or representative of Entity; (ii) be denominated in [functional currency]; and (iii) not be in cash or bearer instruments.

各方同意，根据本协议由公司支付给[实体]的所有款项，只有在公司收到发票，且上面列出了[实体]要求付款的产品或服务后才能支付。根据本协议作出的所有付款都：(i) 只能以支票或电汇方式，支付给[实体]及其账户，而非[实体]的个人员工或代表；(ii) 以[功能性货币]为货币单位；以及 (iii) 不能是现金或不记名票据。

9.	Obligation to Provide Information 提供信息的义务

Entity agrees to provide timely information to the Company regarding any changes to the representations made in this Agreement, including in this Exhibit B. Entity also agrees that it will submit to periodic due diligence re-screening.

[实体]同意，凡本协议中所作声明有任何变动的，都将及时向公司提供信息。 [实体]且同意将完成定期尽职调查的重新审核。

10.	Cooperation with Investigations 配 合 调查

Entity agrees to provide assistance and cooperation in any investigations related to potential violations of the Policy or the applicable anti-corruption laws and regulations, including the U.S. Foreign Corrupt Practices Act.

[实体]同意协助并配合调查可能违反《政策》或适用反腐败法律和法规（包括美国《反海外腐败法》）的行为。

11.	Governing Law 管辖法律

The provisions of this Exhibit shall be governed by the federal law of the United States.

本协议本附件项下的条款受美国联邦法律管辖。